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Exhibit 4.16

LICENSE AGREEMENT

        Effective this    day of September, 2004 ("EFFECTIVE DATE"), GENETIC TECHNOLOGIES LIMITED, having an office at 60 Hanover Street, Fitzroy, Victoria 3065, Australia ("GTG") and METAMORPHIX, INC., a Delaware corporation, having an office at 8510A Corridor Road, Savage, Maryland 20763 ("LICENSEE"), agree as follows:

ARTICLE I
 BACKGROUND

        1.1   As a result of privately funded research over the course of many years, GTG now holds certain intellectual property rights including patent rights in a variety of countries throughout the world, relating to methods and processes used to extract gene discovery and diagnostic utility from the non-coding region of genomes.

        1.2   GTG recognizes and supports the role basic research plays in our society. Consequently, GTG is committed to encouraging the expansion of genetic research and development programs into the non-coding regions of genomes by making its non-coding patents pertaining to genomic mapping accessible for such purposes.

        1.3   LICENSEE wishes to acquire a license under, and to obtain access to GTG's non-coding patents in order to commercialize applications of DNA/RNA-based diagnostic assays for use in the livestock, aquaculture and companion animal industries (the "PURPOSE").

        1.4   GTG is prepared to grant a non-exclusive license to LICENSEE under its non-coding patents, subject to the terms and conditions of this AGREEMENT.

ARTICLE II
 GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

        2.1   "AGREEMENT" means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

        2.2   "CONFIDENTIAL INFORMATION" means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified at the time of disclosure as confidential or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.

        2.3   "EXCLUDED FIELD" means genetic analysis using or based upon, in whole or in part, the genotyping of more than one hundred thousand (100,000) putative single nucleotide polymorphisms, such polymorphisms found in three (3) or more chromosomes of the relevant organism.

        2.4   "EXCLUSION TIME PERIOD" means the period from the EFFECTIVE DATE until August 31, 2006.

        2.5   "FIELD OF USE" means, during the EXCLUSION TIME PERIOD, applications in livestock, aquaculture and companion animals, other than the EXCLUDED FIELD, and upon expiration of the EXCLUSION TIME PERIOD means applications in livestock, aquaculture and companion animals without limitation.

        2.6   GTG and LICENSEE may hereunder be commonly referred to as "parties" (in singular and plural usage, as required by the context).

        2.7   "LICENSE ANNUITY FEE" means a fee of (i) twenty five thousand United States Dollars ($25,000.00) for the period covering the EFFECTIVE DATE to the first anniversary of the EFFECTIVE DATE; (ii) fifty thousand United States Dollars ($50,000.00) for the period covering the first anniversary of the EFFECTIVE DATE to the second anniversary of the EFFECTIVE DATE; (iii) seventy-five thousand United States Dollars ($75,000.00) for the period covering the second anniversary of the EFFECTIVE DATE to the third anniversary of the EFFECTIVE DATE; (iv) one hundred thousand United States Dollars ($100,000.00) for the period covering the third anniversary of the EFFECTIVE DATE to the forth anniversary of the EFFECTIVE DATE; and (v) one hundred thousand United States Dollars ($100,000.00) for each anniversary of the EFFECTIVE DATE thereafter for the TERM.

        2.8   "LICENSED PATENT(S)" means individually or collectively (i) the United States patents of GTG listed in the attached Appendix "A"; (ii) all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, additions, improvements, or other applications claiming priority from such patents and any patents which may issue on such other applications, or extensions of such patents; and (iii) foreign counterparts of any of the foregoing.

        2.9   "LICENSED PRODUCT(S)" means diagnostic assays manufactured by LICENSEE and of LICENSEE's own design that but for the license granted herein would infringe or contribute to the infringement of one or more claims of a LICENSED PATENT.

        2.10 "SUBSIDIARY" means any corporation, company, or other legal entity, in which more than fifty percent (50%) of the shares entitled to vote for the election of directors or persons performing similar functions are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, or jointly by the parties hereto (including, but not limited to, as of the EFFECTIVE DATE, vis á vis LICENSEE, LICENSEE's wholly-owned subsidiary, MMI Genomics, Inc., a Delaware corporation); provided, however, that any corporation, company or other legal entity shall be a SUBSIDIARY only for as long as such ownership or control exists.

        2.11 "TERM" means from the EFFECTIVE DATE until the expiration of the last to expire of the LICENSED PATENTS, except as otherwise provided in Article VII.

        2.12 "TERRITORY" means world-wide.

ARTICLE III
 RELEASE

        3.1   Upon payment in full of the amounts to be paid to GTG pursuant to Section 5.1 below, GTG hereby releases, acquits and forever discharges LICENSEE and SUBSIDIARIES of LICENSEE from all claims, demands, and rights of action which GTG may now have on account of any infringement of any LICENSED PATENT, by performance or acts, prior to the EFFECTIVE DATE by (a) LICENSEE and (b) SUBSIDIARIES of LICENSEE (including, but not limited to, MMI Genomics, Inc.). LICENSEE, however, does not admit or deny that it (or any other entity) infringed any LICENSED PATENT prior to the EFFECTIVE DATE.

ARTICLE IV
 GRANT TO LICENSEE

        4.1   Subject to the terms and conditions of this AGREEMENT, GTG hereby grants LICENSEE and SUBSIDIARIES of LICENSEE, during the TERM of this AGREEMENT, a nonexclusive, non-assignable (except as provided in Section 4.2), non-transferable, annual fee-bearing, license under the LICENSED PATENTS (without the right to sublicense) to make, use, sell, offer for sale, and import LICENSED PRODUCTS in the FIELD OF USE throughout the TERRITORY solely for the PURPOSE.

        4.2   The rights and licenses granted by GTG in this AGREEMENT are personal to LICENSEE and LICENSEE shall not assign or otherwise transfer any license or right granted hereunder or any interest therein without the prior written consent of GTG (which may be withheld in GTG's sole and absolute discretion), except to a purchaser of all or substantially all of the genomics business of LICENSEE to which this AGREEMENT relates, whether by merger, sale of stock, sale of assets or otherwise (e.g., upon a sale by LICENSEE (or any SUBSIDIARY) of the stock or assets of MMI Genomics, Inc. to a third party); provided, however that prior to the transfer of ownership such purchaser must expressly assume in writing LICENSEE's obligations under this AGREEMENT and expressly acknowledges in writing that products and/or services of such purchaser existing prior to the transfer of ownership shall not be LICENSED PRODUCTS; and provided further that upon any such assignment or transfer (whether with the consent of GTG or upon the sale of the genomics business), neither MetaMorphix, Inc., nor MMI Genomics, Inc. shall retain or enjoy any continuing license under the LICENSED PATENTS.

        4.3   All rights not explicitly granted to LICENSEE are reserved by GTG. Not limiting the foregoing, LICENSEE acknowledges that it is not granted any rights to any other patents or other intellectual property rights of GTG or any third party.

ARTICLE V
 CONSIDERATION

        5.1   As partial consideration for the release of Article III and the licenses granted by this AGREEMENT, LICENSEE agrees to pay to GTG a non-refundable license issue fee of one hundred fifty thousand United States Dollars ($150,000.00) within fifteen (15) days of the EFFECTIVE DATE.

        5.2   As additional consideration for the rights and licenses granted by this AGREEMENT, LICENSEE agrees to pay to GTG the LICENSE ANNUITY FEE payments representing an annual fee in lieu of royalties. Such LICENSE ANNUNITY FEE payments are due and payable to GTG within fifteen (15) days of the EFFECTIVE DATE each year for the TERM. No other sums or royalties shall be due GTG, its successors, assigns and/or legal representatives as a result of this AGREEMENT or the license hereunder.

        5.3   The annual fee payments by LICENSEE to GTG shall be sent by electronic wire transfer to:

      Key Bank
      #307070267
      1130 Haxton Drive
      Fort Collins, Colorado 80525
      Account: Genetic Technologies Limited
      Account Number: 76009 000 2576

        5.4   LICENSEE agrees to pay interest of ten percent (10%) per year or the maximum rate allowed by law, whichever is less, on fees payable but not paid to GTG when due.

        5.5   All fees payable hereunder by LICENSEE are payable to GTG's successors, heirs, or assigns, as appropriate.

        5.6   MATERIAL BREACH: Breach of any provision of this Article V or part thereof shall be deemed a material breach.

ARTICLE VI
 WAIVER

        6.1   No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VII
 TERM AND TERMINATION OF AGREEMENT

        7.1   This AGREEMENT shall be in effect for the TERM, unless terminated earlier as provided herein.

        7.2   Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Section 7.2 and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the other party.

        7.3   GTG shall have the right to terminate this AGREEMENT, upon written notice, in the event that LICENSEE discontinues business for any reason and LICENSEE does not resume such business (or refute such allegation) within thirty (30) days of receiving such notice.

        7.4   Termination or expiration of this AGREEMENT shall not affect any obligation owed by one party to the other party prior to the termination or expiration. Upon termination or expiration of this AGREEMENT for any reason whatsoever:

          7.4.1 all rights granted to LICENSEE hereunder shall revert to GTG and, in the event of a pre-expiration termination, LICENSEE shall immediately cease all activities authorized by this AGREEMENT;

          7.4.2 the parties shall promptly return all CONFIDENTIAL INFORMATION and copies thereof of the other party to the other party or certify that they have destroyed all CONFIDENTIAL INFORMATION and copies thereof.

        7.5   SURVIVAL: Article II, III, VIII, IX, and XI and all payment obligations incurred prior to termination or expiration shall survive the termination or expiration of this AGREEMENT.

ARTICLE VIII
 CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

        8.1   LIMITATIONS ON USE AND DISCLOSURE: The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by either party ("DISCLOSING PARTY") to the other party ("RECEIVING PARTY") constitutes the confidential and proprietary information of the DISCLOSING PARTY and the RECEIVING PARTY agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The RECEIVING PARTY shall use CONFIDENTIAL INFORMATION of the DISCLOSING PARTY only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the DISCLOSING PARTY's express written consent. The RECEIVING PARTY shall disclose the DISCLOSING PARTY's CONFIDENTIAL INFORMATION only to those employees and contractors of the RECEIVING PARTY (and, in the case of LICENSEE, those employees and contractors of MMI Genomics, Inc.)

who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the RECEIVING PARTY containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, or similar confidential information, with terms and conditions at least as restrictive as those set forth herein. Notwithstanding the foregoing, each party's confidentiality obligations hereunder shall not apply to information which as evidenced by written records:

          8.1.1 is already known to the RECEIVING PARTY, without an obligation of confidentiality, prior to disclosure by the DISCLOSING PARTY;

          8.1.2 becomes publicly available without fault of the RECEIVING PARTY;

          8.1.3 is rightfully obtained by the RECEIVING PARTY from a third party without restriction as to disclosure, or is approved for release by written authorization of the DISCLOSING PARTY; or

          8.1.4 is developed independently by the RECEIVING PARTY without use of or access to the DISCLOSING PARTY's CONFIDENTIAL INFORMATION.

        8.2   PERMITTED USE AND DISCLOSURE: Each party hereto is permitted to disclose this AGREEMENT and use or disclose the CONFIDENTIAL INFORMATION disclosed to it by the other party:

          8.2.1 To the extent such use or disclosure is reasonably necessary in connection with complying with stock exchange rules; or

          8.2.2 To its legal and/or financial advisors, provided such advisors maintain the confidentiality of this AGREEMENT; or

          8.2.3 To the extent such use or disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable law, governmental regulation or court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder; or

          8.2.4 To the extent necessary to enforce its rights under this AGREEMENT in connection with a legal proceeding or as required to be disclosed by law or governmental regulation.

          8.2.5 In the instances set forth in Sections 8.2.3 or 8.2.4, the RECEIVING PARTY shall provide reasonable advance written notice to DISCLOSING PARTY of such disclosure and reasonably cooperate with the DISCLOSING PARTY in limiting such disclosure.

        8.3   PUBLICITY AND PRESS RELEASES: The parties shall mutually agree upon and jointly issue one or more appropriate media/press releases with regard to the existence of this AGREEMENT within seven (7) days of the EFFECTIVE DATE or as soon as reasonably practical thereafter. Neither party shall issue any other press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that:

          8.3.1 Each party shall be permitted to post a copy of or provide a link on its web site to any permitted disclosures made under this AGREEMENT;

          8.3.2 GTG shall be able to disclose to other licensees and/or prospective licensees the identity of LICENSEE and the existence of this AGREEMENT; and

          8.3.3 LICENSEE shall be able to disclose to its SUBSIDIARIES the existence of this AGREEMENT and the general nature, scope and limitations of this AGREEMENT.

        8.4   NON-DISPARAGEMENT: LICENSEE shall not make any disclosures, issue any statements or otherwise cause to be disclosed any information, statement, press release or other public disclosure which is designed, intended, or might reasonably be anticipated to disparage, defame, criticize or denigrate GTG, or its officers, directors, and employees, the LICENSED PATENTS, this AGREEMENT, or GTG's patent licensing activities ("STATEMENTS"). Additionally, LICENSEE shall not direct or expressly permit its officers, directors or employees or those of its SUBSIDIARIES to issue any such STATEMENTS.

ARTICLE IX
 REPRESENTATIONS AND WARRANTIES

        9.1   GTG represents and warrants that it has the sole and exclusive power and authority to prosecute and enforce the LICENSED PATENTS worldwide, except for the authority to enforce the LICENSED PATENTS within the EXCLUDED FIELD during the EXCLUSION TIME PERIOD.

        9.2   GTG represents and warrants that, other than the LICENSED PATENTS, GTG owns and/or controls no other patent rights to which a right or a license is required from GTG for use of the methods claimed in the LICENSED PATENTS (and, except as may be underway as included in Section 2.8(ii), GTG does not have any patent applications or filings that, upon issuance of any resultant patent, would require to obtain an additional or expanded license from GTG for LICENSEE to undertake trait and SNP association analysis within the FIELD OF USE).

        9.3   GTG represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

        9.4   GTG represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of GTG.

        9.5   LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

        9.6   LICENSEE represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.

        9.7   INDEMNIFICATION:

          9.7.1 BY LICENSEE: LICENSEE agrees to hold GTG harmless from any claims by third parties arising from and/or associated with LICENSEE's manufacture, use, sale, offer for sale, or other disposition of the LICENSED PRODUCTS and shall indemnify, hold harmless, and defend GTG, and GTG's subsidiaries, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: (i) any breach by LICENSEE of any representation, warranty, or covenant hereunder; (ii) the failure of LICENSEE to perform any covenants or obligations contained in this AGREEMENT; or (iii) LICENSEE's negligent, reckless, or willful misconduct.

          9.7.2 BY GTG: GTG shall indemnify and defend LICENSEE, and LICENSEE's subsidiaries, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: (i) any breach by

  GTG of any representation, warranty, or covenant hereunder; (ii) the failure of GTG to perform any covenants or obligations contained in this AGREEMENT; or (iii) GTG's negligent, reckless, or willful misconduct.

          9.7.3 The indemnifying party's indemnification obligations under this Section 9 are conditioned upon the indemnified party (i) giving prompt notice of the claim to the indemnifying party; (ii) granting sole control of the defense or settlement of the claim or action to the indemnifying party; and (iii) providing reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, assistance in the defense or settlement of the claim.

        9.8   DISCLAIMER OF WARRANTIES: EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

        9.9   LIMITATION OF LIABILITY: TO THE GREATEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EXCEPT FOR A BREACH OF A PARTY'S OBLIGATIONS PURSUANT TO ARTICLE VIII, WITH RESPECT TO ANY CAUSE OF ACTION RELATING TO OR ARISING FROM THIS AGREEMENT (WHETHER UNDER THIS ARTICLE IX OR OTHERWISE): (I) NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, AND (II) GTG SHALL NOT BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE TOTAL AMOUNTS PAID TO GTG BY LICENSEE HEREUNDER.

        9.10 Except as expressly set forth herein, nothing contained in this AGREEMENT shall be construed as:

          9.10.1 a warranty or representation by GTG as to the validity or scope of any LICENSED PATENT;

          9.10.2 a warranty or representation that any use or performance contemplated herein will be free from infringement of patents other than those LICENSED PATENTS under which and to the extent to which licenses are in force hereunder;

          9.10.3 an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement;

          9.10.4 conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party;

          9.10.5 conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent.

        9.11 Notwithstanding anything in this Article IX (particularly Sections 9.7.2, 9.8, and 9.10.1-9.10.3) to the contrary, in the event that (a) LICENSEE receives notice of a claim against infringement of a third party's patent due to LICENSEE's practice under GTG's LICENSED PATENTS (i.e., a challenge to GTG's LICENSED PATENTS and not in respect to patents held by third parties vis á vis particular SNP relationships and specific diagnostics), (b) LICENSEE informs GTG of such claim, and (c) GTG fails to defend such claim, LICENSEE (in its absolute, sole discretion) may defend and, upon advanced written notice to GTG, may settle such claim against LICENSEE's LICENSED PATENTS, vis á vis

LICENSEE. In such event, the LICENSE ANNUITY FEES due under Sections 2.7 and 5.2 may rightfully be suspended by LICENSEE and, upon any settlement or judgment, LICENSEE may deduct from any suspended and future LICENSE ANNUITY FEES any amounts so paid to the entity claiming such infringement.

ARTICLE X
 NOTICE

        10.1 Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:

      Edwin C. Quattlebaum, Ph.D.
      President and CEO
      MetaMorphix, Inc.
      8510A Corridor Road
      Savage, Maryland 20763
      USA

  with a copy to:

      William E. Carlson, Esq.
      Shapiro Sher Guinot & Sandler
      36 S. Charles Street, Suite 2000
      Baltimore, Maryland 21201
      USA

  or, if given or rendered to GTG, addressed to:

      Dr. Mervyn Jacobson
      Executive Chairman
      Genetic Technologies Limited
      60 Hanover Street
      Fitzroy, Victoria 3065
      Australia

  with a copy to:

      Michael A. DeSanctis, Esq.
      Faegre & Benson LLP
      3200 Wells Fargo Center
      1700 Lincoln Street
      Denver, Colorado 80203
      USA

  or, in any case, to such changed address or person as GTG or LICENSEE shall have specified to the other by written notice.

ARTICLE XI
 MISCELLANEOUS

        11.1 CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties.

        11.2 MARKINGS: LICENSEE shall use markings as GTG may reasonably request from time to time, including, but not limited to, marking the LICENSED PRODUCTS and/or documentation related thereto with patent number(s).

        11.3 NOTICE REGARDING INFRINGEMENT: LICENSEE shall promptly notify GTG of any third party that it reasonably believes to be infringing a LICENSED PATENT, and shall use reasonable efforts to provide to GTG any non-confidential information it has in support of such belief. If such third party competes in the markets of LICENSEE's LICENSED PRODUCTS, then upon receipt of a written request from LICENSEE with reference to this Section 11.3, GTG shall undertake a review of the activities of such third party and if such activities are found to be infringing one or more of the LICENSED PATENT(S) within the FIELD OF USE (determined in GTG's sole and absolute discretion), GTG agrees to reasonably pursue a license with such third party.

        11.4 ACKNOWLEDGEMENT REGARDING VALIDITY AND ENFORCEABILITY: LICENSEE hereby acknowledges that to the best of LICENSEE's knowledge, as of the EFFECTIVE DATE the LICENSED PATENTS are valid and enforceable and that all right, title and interest in the LICENSED PATENTS belong to GTG. LICENSEE will not knowingly induce, encourage or assist any third party in connection with attacking the title or right of GTG in and to the LICENSED PATENTS or attacking the validity or enforceability of the LICENSED PATENTS.

        11.5 MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

        11.6 CHOICE OF LAW: This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of California and the United States.

        11.7 DISPUTE RESOLUTION:

          11.7.1 In the event of any difference, dispute or question, arising from this AGREEMENT, the parties will endeavor to settle such matters amicably between themselves in good faith. Should the parties be unable to do so within a period of thirty-five (35) working days, except as provided for elsewhere herein, the matter shall be promptly submitted to arbitration in accordance with the rules of the American Arbitration Association (within which pre-hearing discovery shall be permitted), and judgment upon the award rendered by the arbitrators may be entered in any court in California having jurisdiction thereof. This arbitration agreement shall not apply to any controversy or claim involving either (a) an issue of the infringement, validity, or enforceability of any patent or (b) a dispute involving a necessary third party (e.g., third-party defendant or cross-claimant). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provisions of state law inconsistent therewith or which would produce a different result.

          11.7.2 A single arbitrator who is (i) fluent in written and spoken English; and (ii) skilled and experienced in technology licensing shall be selected by agreement between the parties. If the parties fail to agree on an arbitrator, a single arbitrator shall be selected in accordance with the procedures set forth in the Arbitration Rules. The arbitrator shall render a final award in accordance with the substantive law of the State of California, excluding the conflicts provisions of such law.

          11.7.3 The arbitrator shall be fully compensated in accordance with his or her normal hourly or per diem rates for all time spent in connection with the arbitration proceeding. Pending a final award, the arbitrator's compensation and expenses shall be advanced equally by the parties.

          11.7.4 The parties may request a court for interim or provisional relief, and any such request shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

          11.7.5 In no event will the arbitrator have the power to include any element of punitive damages or incidental or consequential damages in the arbitration award.

          11.7.6 Notwithstanding the foregoing or anything to the contrary herein, either party may seek and obtain an injunction or other appropriate relief from a court to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding or to enforce or protect any of its intellectual property rights.

        11.8 EQUITABLE REMEDIES: LICENSEE acknowledges that its failure to perform any of the material terms or conditions of this AGREEMENT shall result in immediate and irreparable damage to GTG. LICENSEE also acknowledges that there may be no adequate remedy at all for such failures and that in the event thereof, GTG shall be entitled to equitable relief in the nature of an injunction, pre-award attachment of assets, and/or other equitable remedies.

        11.9 ASSIGNMENT: Neither party may assign (except, as provided in Section 4.2, in connection with the sale of all or substantially all of a party's capital stock, business, or assets, whether by merger or otherwise pertaining to the subject matter of this AGREEMENT) this AGREEMENT without the prior written consent of the other party. Prior to any assignment permitted herein by LICENSEE to a successor, the successor must expressly assume in writing LICENSEE's obligations under this AGREEMENT and expressly acknowledge in writing that products of the successor existing prior to such assignment shall not be LICENSED PRODUCTS.

        11.10 GOVERNING DOCUMENT: This AGREEMENT may be translated into languages other than English for the convenience of the parties hereto provided, however, the English language version of this AGREEMENT shall be the governing version and shall not be affected by the interpretation of any other language versions.

        11.11 INDEPENDENT BUSINESS: The parties acknowledge that their business operations are completely independent and nether party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

        11.12 INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.

        11.13 SEVERABILITY: In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be reformed to the extent necessary in order to overcome the limitation and give effect to the original intent and economic effect of the original provision and, as revised this AGREEMENT shall remain in full force and effect.

        11.14 HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

        11.15 FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

        11.16 FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

        11.17 COUNTERPARTS: This AGREEMENT may be executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

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        IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

GTG:	LICENSEE:
Genetic Technologies Limited	MetaMorphix, Inc.
By:	By:	Edwin C. Quattlebaum, Ph.D. President and CEO
Printed Name/Date	Date: September , 2004
Title
Date: September , 2004

APPENDIX "A"
Licensed Patents

United States Patent No. 5,612,179:	"Intron sequence analysis method for detection of adjacent and remote locus alleles as haplotypes"
United States Patent No. 5,851,762:	"Genomic mapping method by direct haplotyping using intron sequence analysis"

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  Exhibit 4.16
LICENSE AGREEMENT
APPENDIX "A" Licensed Patents